Exhibit 99.8

Investor Relations:

Jon Grisham, VP

914-288-8142

ACADIA REALTY TRUST ANNOUNCES THE RECAPITALIZATION OF WILMINGTON, DELAWARE PORTFOLIO

GDC PROPERTIES REPLACES ACADIA FUND I INSTITUTIONAL INVESTORS

NEW YORK, NY (January 10, 2006) - Acadia Realty Trust (NYSE: AKR – “Acadia” or the “Company”), a real estate investment trust, today announced, through a merger of interests, the recapitalization of its one million square foot Wilmington, Delaware shopping center portfolio. The portfolio was recapitalized through the conversion of the 77.8% interest which was previously held by the institutional investors in Acadia’s first investment fund (“Fund I”) to an affiliate of GDC Properties (“GDC”) at a valuation of $164 million. This transaction represents a 6.0% cap rate on projected 2006 income and an implied value of $211 million for the entire portfolio. Acadia, through its subsidiaries, has retained its existing 22.2% interest and will continue to operate the portfolio and earn fees for such services.

Fund I acquired the portfolio, which consists of the Brandywine Towne Center and Market Square Shopping Center, in January 2003 for $86 million and has a current cost basis in the properties of approximately $108 million. During its ownership, Acadia has leased approximately 250,000 square feet of the portfolio. Anchor tenants today include Target, Lowe’s Home Improvement, Dick’s Sporting Goods, Bed Bath & Beyond, Trader Joe’s and TJ Maxx, amongst others.

At the closing, the Fund I investors received a return of all of their invested capital and preferred return, thus triggering Acadia’s additional 20% interest (“Promote”) in all future Fund I distributions. It is anticipated that up to $38 million of additional proceeds will be distributed from this transaction following, among other things, the successful replacement of seller bridge financing. Additionally there are 32 assets comprising approximately 2 million square feet remaining in Fund I in which Acadia’s ownership interest will increase from 22.2% to 37.8% as a result of the Promote.

GDC, based in Hawthorne, New York, is an investor and developer of mixed-use, residential and retail properties throughout the eastern United States. Over the past six months, it has acquired over $300 million of retail properties. GDC was advised in this transaction by Greenhill & Co., LLC.

Kenneth F. Bernstein, Acadia’s President and CEO, stated, “The transaction with GDC has created a great opportunity for all parties involved. The opportunistic harvesting of our institutional investors’ interest allows them to recognize a significant profit, consistent with the Fund’s finite-life investment strategy. For Acadia, this transaction enables us to retain our interest in this high-quality, core asset in partnership with long-term holders, while returning all of the outstanding capital to our Fund I investors and thus increasing our ownership stake in the remaining Fund I assets. This transaction is also the beginning of a new partnership with GDC, which we believe to be a premier development and investment group with similar philosophies and complementary skills. We look forward to expanding our relationship in the future.”

“For over 40 years, GDC has built, acquired and managed properties of the highest quality.” said William F. Ingraham, President of GDC Properties Incorporated. “In the past year, we have sold six apartment communities to condominium converters and reinvested the proceeds in well-positioned retail centers. The purpose of this portfolio restructuring is to convert the value of our high-quality apartment properties into a reliable long-term income stream, which we can use to fund our future investment activities. The Brandywine Town Center acquisition, with its high quality tenancy, architecture and sponsorship is a continuation of this strategy and the beginning of what we hope will be a long, favorable relationship between our firm and Acadia Realty Trust.”

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by grocery and value-oriented retail.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time to time, with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K,  for a discussion of such risks and uncertainties.

For more information on Acadia Realty Trust, visit the Company’s Web site at www.acadiarealty.com